Exhibit 99.1

FOR IMMEDIATE RELEASE

FINANCIAL INSTITUTIONS, INC. ANNOUNCES SECOND QUARTER RESULTS

WARSAW, N.Y., July 29, 2021 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company” “we” or “us”), parent company of Five Star Bank (the “Bank”), SDN Insurance Agency, LLC (“SDN”), Courier Capital, LLC (“Courier Capital”) and HNP Capital, LLC (“HNP Capital”), today reported financial and operational results for the second quarter ended June 30, 2021.

Net income for the quarter was $20.2 million compared to $11.1 million in the second quarter of 2020. After preferred dividends, net income available to common shareholders was $19.8 million, or $1.25 per diluted share, compared to $10.8 million, or $0.67 per diluted share, in the second quarter of 2020.

•

The increase in quarterly net income was driven by a $4.6 million benefit for credit losses as compared to a provision of $3.7 million in the second quarter of 2020. Continued improvement in the national unemployment forecast, positive trends in qualitative factors and lower net charge-offs resulted in a release of credit loss reserves and the corresponding benefit for credit losses in the quarter.

Pre-tax pre-provision income(1) for the quarter was $21.0 million, an increase of $3.7 million from the second quarter of 2020.

“Our Company delivered solid performance across all business lines in the quarter with year-over-year growth in net interest income and noninterest income and a quarterly efficiency ratio of 56%,” said President and Chief Executive Officer Martin K. Birmingham. “Cost savings from our enterprise standardization program are offsetting the cost of important investments we are making in people and technology to improve relationships with our customers and enhance future profitability. Our team continued to do a great job serving our clients across our banking, insurance and investment businesses.

“We once again benefitted from a positive provision in the quarter due to continued improvement in the operating environment. A strengthening economy is also reflected in net loan recoveries.

“We opened two new branches in the City of Buffalo in June. Both branches are in areas undergoing redevelopment and revitalization and we are honored to play an important role. We look forward to delivering our unique style of community banking to our neighbors and helping them improve their financial well-being.”

Chief Financial Officer and Treasurer W. Jack Plants II added, “Net interest margin (“NIM”) was 3.06% for the second quarter, down 23 basis points from 3.29% in the first quarter of 2021. Second quarter NIM was impacted by an increase in our excess liquidity position coupled with a lower level of fee accretion related to Paycheck Protection Program (“PPP”) loans in comparison to the first quarter. On a linked quarter basis, our excess liquidity position resulted in an increase in average investment securities and interest-earning deposits of $269 million, partially due to the seasonal inflow of public deposits. This resulted in approximately 12 basis points of NIM compression in the quarter. Second quarter PPP fee accretion was $1.5 million, down from $2.9 million in the prior quarter, negatively impacting second quarter NIM by approximately 11 basis points. Excluding all impacts of PPP loans, NIM was 3.02% for the second quarter as compared to 3.15% for the first quarter of 2021.”

Buffalo Branch Openings

Two new Five Star Bank branches opened in the City of Buffalo in June of 2021, consistent with the Company’s long-term strategy to expand in the urban markets of Buffalo and Rochester. The branches are in vibrant commercial corridors at 451 Elmwood Avenue and 2222 Seneca Street, extending the reach of Five Star Bank’s distribution system in both northern and southern directions from the existing downtown branch.

The Company is committed to the use of green and energy efficient materials. Materials sourced for the Elmwood Avenue and Seneca Street branches received certifications from Cradle to Cradle, Declare, Forest Stewardship Council, Green Square and GreenGuard. Additionally, materials with a high percentage of recycled content were used when possible.

Net Interest Income and Net Interest Margin

Net interest income was $37.7 million for the quarter, a decrease of $125 thousand from the first quarter of 2021 and an increase of $3.6 million from the second quarter of 2020.

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Average interest-earning assets for the quarter were $4.97 billion, $302.5 million higher than the first quarter of 2021 and $699.2 million higher than the second quarter of 2020. The increase was the result of an increase in the level of Federal Reserve interest-earning cash, $126.3 million higher than the first quarter of 2021 and $157.1 million higher than the second quarter of 2020; an increase in investment securities, $142.3 million higher than the first quarter of 2021 and $290.3 million higher than the second quarter of 2020; and growth in loans, $33.9 million higher than the first quarter of 2021 and $251.8 million higher than the second quarter of 2020. The average balance of PPP loans net of deferred fees was $232.0 million in the second quarter of 2021, $248.5 million in the first quarter of 2021 and $176.7 million in the second quarter of 2020.

Net interest margin was 3.06% as compared to 3.29% in the first quarter of 2021 and 3.23% in the second quarter of 2020. Excluding the impact of lower-yielding PPP loans and related loan origination fees accreted over the term of the loan or upon loan forgiveness, net interest margin was 3.02% in the second quarter of 2021, 3.15% in the first quarter of 2021 and 3.27% in the second quarter of 2020.

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Our net interest margin has been impacted by the interest rate environment that reflects a flatter yield curve and lower rates. In the first and second quarters of 2021, our excess liquidity position placed further pressure on net interest margin. Excess liquidity has resulted in higher average balances of interest-earning cash and investment securities, albeit at lower comparative yields, based on current market conditions.

Noninterest Income

Noninterest income was $10.2 million for the quarter, a decrease of $2.8 million from the first quarter of 2021 and an increase of $477 thousand from the second quarter of 2020.

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Service charges on deposits of $1.3 million was relatively unchanged as compared to the first quarter of 2021 and $807 thousand higher than the second quarter of 2020. The increase is the result of the Company’s COVID-19 relief initiatives of temporarily waiving or eliminating fees during the second quarter of 2020.

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Insurance income of $1.1 million was $249 thousand lower than the first quarter of 2021, primarily due to contingent revenue received in the first quarter each year partially offset by the full quarter impact of the February 1, 2021, acquisition of Landmark Group. The increase of $328 thousand from the second quarter of 2020 was primarily the result of the Landmark Group acquisition.

•	Card interchange income of $2.2 million was $236 thousand higher than the first quarter of 2021 and $418 thousand higher than the second quarter of 2020 due to an increase in customer transactions.
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Investment advisory fees of $2.9 million was $114 thousand higher than the first quarter of 2021 and $635 thousand higher than the second quarter of 2020 due to an increase in assets under management driven by a combination of market gains, new customer accounts and contributions to existing accounts.

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Income from investments in limited partnerships of $238 thousand was $617 thousand lower than the first quarter of 2021 and $482 thousand higher than the second quarter of 2020. The Company has made several investments in limited partnerships, primarily small business investment companies, and accounts for these investments under the equity method. Income from these investments fluctuates based on the maturity and performance of the underlying investments.

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Income (loss) from derivative instruments, net was a loss of $592 thousand, $2.5 million lower than the first quarter of 2021 and the second quarter of 2020. Income from derivative instruments, net is based on the number and value of interest rate swap transactions executed during the quarter combined with the impact of changes in the fair market value of borrower-facing trades. A lower level of interest rate swap transactions was executed during the quarter and fair market values were negatively impacted by the second quarter decrease in longer-term interest rates.

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A net loss on investment securities of $3 thousand was recognized in the quarter compared to a net gain of $74 thousand in the first quarter of 2021 and a net gain of $674 thousand in the second quarter of 2020. The net gain in the second quarter of 2020 is attributable to the management of premium risk, largely achieved through the sale of $25.9 million of fixed rate mortgage backed securities with higher expected prepayment speeds. Proceeds were reinvested in current coupon bonds, with lower anticipated prepayment behavior.

Noninterest Expense

Noninterest expense was $26.9 million in the quarter compared to $26.7 million in the first quarter of 2021 and $26.6 million in the second quarter of 2020.

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Salaries and employee benefits expense of $14.5 million was relatively unchanged as compared to the first quarter of 2021 and $555 thousand lower than the second quarter of 2020, reflecting the 2020 streamlining of retail branches to better align with shifting customer needs and preferences, including the closure of seven branches.

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Professional services expense of $1.6 million was $292 thousand lower than the first quarter of 2021 primarily due to the timing and level of audit fees and fees for consulting and advisory projects. Expense was relatively unchanged as compared to the second quarter of 2020.

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Computer and data processing expense of $3.5 million was $339 thousand higher than the first quarter of 2021 and $761 thousand higher than the second quarter of 2020 due to investments in technology, including costs related to the Bank’s ongoing digital banking initiatives.

Income Taxes

Income tax expense was $5.4 million for the quarter compared to $5.3 million in the first quarter of 2021 and $2.4 million in the second quarter of 2020. The Company recognized federal and state tax benefits related to tax credit investments placed in service and/or amortized during the second quarter of 2021, first quarter of 2021, and second quarter of 2020, resulting in income tax expense reductions of approximately $424 thousand, $244 thousand and $196 thousand, respectively.

The effective tax rate was 21.1% for the quarter compared to 20.5% for the first quarter of 2021 and 18.0% for the second quarter of 2020. The year-over-year increase in effective tax rates is the result of higher pre-tax earnings in comparison to the prior year.  The Company’s effective tax rates differ from statutory rates because of interest income from tax-exempt securities, earnings on company owned life insurance and the impact of tax credit investments.

Balance Sheet and Capital Management

Total assets were $5.30 billion at June 30, 2021, down $34.0 million from March 31, 2021, and up $614.2 million from June 30, 2020.

Investment securities were $1.12 billion at June 30, 2021, up $112.1 million from March 31, 2021, and up $342.4 million from June 30, 2020. The Company’s primary investment strategy for 2020 was to reinvest cash flow from the portfolio; however, the focus was redirected to deploying excess liquidity into cash flowing agency mortgage backed securities given the elevated cash position the Company has continued to experience. Increased purchase activity in the first six months of 2021 resulted from the continued execution of the strategy to reallocate excess Federal Reserve cash balances into collateral eligible agency mortgage backed securities that demonstrated higher yields, on a relative basis.

Total loans were $3.63 billion at June 30, 2021, down $22.2 million, or 0.6%, from March 31, 2021, and up $146.3 million, or 4.2%, from June 30, 2020.

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Commercial business loans totaled $731.2 million, down $85.7 million, or 10.5%, from March 31, 2021, and down $87.5 million, or 10.7%, from June 30, 2020. PPP loans net of deferred fees were $171.9 million at June 30, 2021, $255.6 million at March 31, 2021, and $261.5 million at June 30, 2020, and are included in commercial business loans. Accordingly, commercial business loans excluding the impact of PPP decreased 0.4% from March 31, 2021 and increased 0.4% from June 30, 2020.

•	Commercial mortgage loans totaled $1.32 billion, up $38.6 million, or 3.0%, from March 31, 2021, and up $175.1 million, or 15.4%, from June 30, 2020.
•	Residential real estate loans totaled $590.3 million, down $11.3 million, or 1.9%, from March 31, 2021, and up $5.3 million, or 0.9%, from June 30, 2020.
•	Consumer indirect loans totaled $899.0 million, up $41.2 million, or 4.8%, from March 31, 2021 and up $70.9 million, or 8.6%, from June 30, 2020.

Total loans, excluding PPP loans net of deferred fees, were $3.46 billion at June 30, 2021, up $61.4 million, or 1.8%, from March 31, 2021, and up $235.9 million, or 7.3%, from June 30, 2020.

Total deposits were $4.66 billion at June 30, 2021, $56.8 million lower than March 31, 2021, and $665.2 million higher than June 30, 2020. The decrease from March 31, 2021, was primarily the result of a seasonal decrease in public deposits partially offset by growth in the non-public and reciprocal deposit portfolios. The increase from June 30, 2020, was due to growth in public, non-public, reciprocal and brokered deposits. Public deposit balances represented 21% of total deposits at June 30, 2021, compared to 24% at March 31, 2021, and 23% at June 30, 2020.

There were no short-term borrowings outstanding at June 30, 2021 or March 31, 2021. The decline from $105.3 million at June 30, 2020, is the result of the Company’s decision to utilize brokered deposits as a cost-effective alternative to Federal Home Loan Bank borrowings. Short-term borrowings and brokered deposits have historically been utilized to manage the seasonality of public deposits. In February 2020, the Company entered a long-term brokered sweep arrangement as a stable alternative borrowing source to diversify the wholesale funding base.

Shareholders’ equity was $487.1 million at June 30, 2021, compared to $466.3 million at March 31, 2021, and $448.0 million at June 30, 2020. Common book value per share was $29.66 at June 30, 2021, an increase of $1.30 or 4.6% from $28.36 at March 31, 2021, and an increase of $2.80 or 10.4% from $26.86 at June 30, 2020. Tangible common book value per share(1) was $24.97 at June 30, 2021, an increase of $1.31 or 5.5% from $23.66 at March 31, 2021, and an increase of $2.75 or 12.4% from $22.22 at June 30, 2020.

On November 4, 2020, the Company announced a stock repurchase program for up to 801,879 shares of common stock, or approximately 5% of the Company’s outstanding common shares. Shares may be repurchased in open market transactions and pursuant to any trading plan adopted in accordance with Rule 10b5-1 of the Securities Exchange Act of 1934. No shares were repurchased in 2020 or in the second quarter of 2021 under this program. During the first quarter of 2021, the Company repurchased 238,439 shares for an average repurchase price of $24.30 per share, inclusive of transaction costs.

The common equity to assets ratio was 8.87% at June 30, 2021, compared to 8.42% at March 31, 2021, and 9.20% at June 30, 2020. Tangible common equity to tangible assets(1), or the TCE ratio, was 7.58%, 7.13% and 7.74% at June 30, 2021, March 31, 2021, and June 30, 2020, respectively. The primary driver of declines in both ratios compared to the prior year period was the significant increase in total assets, specifically the increase in liquidity. The ratios were impacted to a lesser degree by a decrease in accumulated other comprehensive income (loss) associated with unrealized losses in the available for sale securities portfolio and the impact of share repurchases during the first quarter of 2021, partially offset by the positive impact of earnings. During the second quarter of 2021, the Company declared a common stock dividend of $0.27 per common share. The dividend returned 22% of second quarter net income to common shareholders.

The Company’s regulatory capital ratios at June 30, 2021, compared to the prior quarter and prior year:

•	Leverage Ratio was 8.16%, compared to 8.35% and 8.49% at March 31, 2021, and June 30, 2020, respectively.
•	Common Equity Tier 1 Capital Ratio was 10.38%, compared to 10.22% and 10.23% at March 31, 2021, and June 30, 2020, respectively.
•	Tier 1 Capital Ratio was 10.81%, compared to 10.66% and 10.71% at March 31, 2021, and June 30, 2020, respectively.
•	Total Risk-Based Capital Ratio was 13.54%, compared to 13.53% and 12.78% at March 31, 2021, and June 30, 2020, respectively.

Credit Quality

Non-performing loans were $6.6 million at June 30, 2021, as compared to $9.7 million at March 31, 2021, and $13.2 million at June 30, 2020. Net recoveries were $394 thousand in the quarter as compared to net charge-offs of $887 thousand in the first quarter of 2021 and $786 thousand in the second quarter of 2020. The ratio of annualized net charge-offs (recoveries) to average loans was (0.04)% in the current quarter, 0.10% in the first quarter of 2021 and 0.09% in the second quarter of 2020.

Foreclosed assets at June 30, 2021, were $646 thousand, a decrease of $2.3 million from March 31, 2021, and a decrease of $33 thousand from June 30, 2020. The decrease during the quarter was the result of the sale of an asset on which foreclosure occurred in the third quarter of 2020.

At June 30, 2021, the allowance for credit losses - loans to total loans ratio was 1.28% compared to 1.36% at March 31, 2021, and 1.33% at June 30, 2020. PPP loans are fully guaranteed by the Small Business Administration. Excluding PPP loans, the June 30, 2021, allowance for credit losses - loans to total loans ratio(1) was 1.34%, a decrease of thirteen basis points from 1.47% at March 31, 2021 and a decrease of ten basis points from 1.44% at June 30, 2020.

Provision (benefit) for credit losses - loans was a $3.9 million benefit in the quarter compared to a benefit of $1.7 million in the first quarter of 2021 and a provision of $3.7 million in the second quarter of 2020. Changes in the allowance for unfunded commitments, also included in provision (benefit) for credit losses, were a $764 thousand decrease in the second quarter of 2021 and a $276 thousand decrease in the first quarter of 2021, compared to an increase of $5 thousand in the second quarter of 2020.

Provision throughout 2020 was driven by the adoption of the current expected credit loss standard (“CECL”) and the impact of the COVID-19 pandemic on the economic environment. The designated loss driver for the Company’s CECL model is the national unemployment forecast, which spiked in early 2020 at the onset of the pandemic, resulting in a first quarter 2020 provision of $13.9 million and a second quarter provision of $3.7 million. Provision was a benefit in the first and second quarters of 2021 due to continued improvement in the national unemployment forecast and positive trends in qualitative factors, resulting in a release of credit loss reserves.

The Company has remained strategically focused on the importance of credit discipline, allocating what we believe are the necessary resources to credit and risk management functions as the loan portfolio has grown. The total non-performing loans to total loans ratio was 0.18% at June 30, 2021, 0.27% at March 31, 2021, and 0.38% at June 30, 2020. The ratio of allowance for credit losses - loans to non-performing loans was 699% at June 30, 2021, compared to 514% at March 31, 2021, and 351% at June 30, 2020.

Subsequent Events

The Company is required, under generally accepted accounting principles, to evaluate subsequent events through the filing of its consolidated financial statements for the quarter ended June 30, 2021, on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2021, and will adjust amounts preliminarily reported, if necessary.

Conference Call

The Company will host an earnings conference call and audio webcast on July 30, 2021, at 8:30 a.m. Eastern Time. The call will be hosted by Martin K. Birmingham, President and Chief Executive Officer, and W. Jack Plants II, Chief Financial Officer and Treasurer. The live webcast will be available in listen-only mode on the Company’s website at www.fiiwarsaw.com. Within the United States, listeners may also access the call by dialing 1-888-346-9290 and requesting the Financial Institutions, Inc. call. The webcast replay will be available on the Company’s website for at least 30 days.

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, SDN, Courier Capital and HNP Capital. Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 45 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients. Courier Capital and HNP Capital provide customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 600 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

Non-GAAP Financial Information

In addition to results presented in accordance with U.S. generally accepted accounting principles (“GAAP”), this press release contains certain non-GAAP financial measures. A reconciliation of these non-GAAP measures to GAAP measures is included in Appendix A to this document.

The Company believes that providing certain non-GAAP financial measures provides investors with information useful in understanding our financial performance, performance trends and financial position. Our management uses these measures for internal planning and forecasting purposes and we believe that our presentation and discussion, together with the accompanying reconciliations, allows investors, security analysts and other interested parties to view our performance and the factors and trends affecting our business in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP measures and we strongly encourage investors to review our consolidated financial statements in their entirety and not to rely on any single financial measure to evaluate the Company. Non-GAAP financial measures have inherent limitations, are not uniformly applied and are not audited. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

Safe Harbor Statement

This press release may contain forward-looking statements as defined by Section 21E of the Securities Exchange Act of 1934, as amended, that involve significant risks and uncertainties. In this context, forward-looking statements often address our expected future business and financial performance and financial condition, and often contain words such as “expect,” “anticipate,” “intend,” “plan,” “believe,” “seek,” “see,” “will,” “would,” “estimate,” “forecast,” “target,” “preliminary,” or “range.” Statements herein are based on certain assumptions and analyses by the Company and factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: the impact of the COVID-19 pandemic on the Company’s customers, business, and results of operations as well as the economy in Western New York and the United States, the Company’s ability to implement its strategic plan, whether the Company experiences greater credit losses than expected, whether the Company experiences breaches of its, or third party, information systems, the attitudes and preferences of the Company’s customers, the Company’s ability to successfully integrate and profitably operate Landmark Group and other acquisitions, the competitive environment, fluctuations in the fair value of securities in its investment portfolio, changes in the regulatory environment and the Company’s compliance with regulatory requirements, changes in interest rates, and general economic and credit market conditions nationally and regionally. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in the Company’s Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and other documents filed with the SEC. Except as required by law, the Company undertakes no obligation to revise these statements following the date of this press release.

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

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For additional information contact:

Shelly J. Doran

Director of Investor and External Relations

585-627-1362

sjdoran@five-starbank.com

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	2021		2020
	June 30,	March 31,	December 31,	September 30,	June 30,
SELECTED BALANCE SHEET DATA:
Cash and cash equivalents	$206,387	$344,790	$93,878	$282,070	$119,610
Investment securities:
Available for sale	902,845	753,489	628,059	515,971	469,413
Held-to-maturity, net	218,858	256,127	271,966	290,946	309,872
Total investment securities	1,121,703	1,009,616	900,025	806,917	779,285
Loans held for sale	3,929	5,685	4,305	7,076	6,654
Loans:
Commercial business	731,208	816,936	794,148	818,135	818,691
Commercial mortgage	1,315,404	1,276,841	1,253,901	1,202,046	1,140,326
Residential real estate loans	590,303	601,609	599,800	596,902	585,035
Residential real estate lines	80,781	85,362	89,805	94,017	97,427
Consumer indirect	899,018	857,804	840,421	840,579	828,105
Other consumer	15,454	15,834	17,063	16,860	16,237
Total loans	3,632,168	3,654,386	3,595,138	3,568,539	3,485,821
Allowance for credit losses - loans	46,365	49,828	52,420	49,395	46,316
Total loans, net	3,585,803	3,604,558	3,542,718	3,519,144	3,439,505
Total interest-earning assets	4,906,087	4,963,264	4,520,416	4,577,057	4,314,490
Goodwill and other intangible assets, net	74,262	74,528	73,789	74,062	74,342
Total assets	5,295,102	5,329,056	4,912,306	4,959,201	4,680,930
Deposits:
Noninterest-bearing demand	1,121,827	1,099,608	1,018,549	1,013,176	1,008,958
Interest-bearing demand	799,299	873,390	731,885	786,059	727,676
Savings and money market	1,796,813	1,826,621	1,642,340	1,724,463	1,368,805
Time deposits	941,282	916,395	885,593	841,230	888,569
Total deposits	4,659,221	4,716,014	4,278,367	4,364,928	3,994,008
Short-term borrowings	-	-	5,300	5,300	105,300
Long-term borrowings, net	73,756	73,679	73,623	39,258	39,308
Total interest-bearing liabilities	3,611,150	3,690,085	3,338,741	3,396,310	3,129,658
Shareholders’ equity	487,126	466,284	468,363	456,361	448,045
Common shareholders’ equity	469,834	448,962	451,035	439,033	430,717
Tangible common equity (1)	395,572	374,434	377,246	364,971	356,375
Accumulated other comprehensive (loss) income	$(5,934)	$(10,572)	$2,128	$(209)	$(496)

Common shares outstanding	15,842	15,829	16,042	16,038	16,038
Treasury shares	258	271	58	62	62
CAPITAL RATIOS AND PER SHARE DATA:
Leverage ratio	8.16%	8.35%	8.25%	8.42%	8.49%
Common equity Tier 1 capital ratio	10.38%	10.22%	10.14%	10.15%	10.23%
Tier 1 capital ratio	10.81%	10.66%	10.59%	10.61%	10.71%
Total risk-based capital ratio	13.54%	13.53%	13.56%	12.68%	12.78%
Common equity to assets	8.87%	8.42%	9.18%	8.85%	9.20%
Tangible common equity to tangible assets (1)	7.58%	7.13%	7.80%	7.47%	7.74%

Common book value per share	$29.66	$28.36	$28.12	$27.38	$26.86
Tangible common book value per share (1)	$24.97	$23.66	$23.52	$22.76	$22.22

(1) See Appendix A — Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands, except per share amounts)

	Six Months Ended		2021		2020
	June 30,		Second	First	Fourth	Third	Second
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED INCOME STATEMENT
DATA:
Interest income	$82,225	$81,412	$40,952	$41,273	$40,168	$39,719	$39,759
Interest expense	6,636	14,107	3,220	3,416	3,987	4,220	5,578
Net interest income	75,589	67,305	37,732	37,857	36,181	35,499	34,181
Provision (benefit) for credit losses	(6,603)	17,661	(4,622)	(1,981)	5,495	4,028	3,746
Net interest income after provision for credit losses	82,192	49,644	42,354	39,838	30,686	31,471	30,435
Noninterest income:
Service charges on deposits	2,579	2,067	1,287	1,292	1,489	1,254	480
Insurance income	2,543	2,168	1,147	1,396	878	1,357	819
Card interchange income	4,152	3,378	2,194	1,958	1,960	1,943	1,776
Investment advisory	5,658	4,497	2,886	2,772	2,595	2,443	2,251
Company owned life insurance	1,350	927	693	657	505	470	462
Investments in limited partnerships	1,093	(31)	238	855	240	(105)	(244)
Loan servicing	188	57	91	97	143	49	50
Income (loss) from derivative
instruments, net	1,283	2,686	(592)	1,875	904	1,931	1,940
Net gain on sale of loans held for sale	1,868	864	790	1,078	1,597	1,397	612
Net gain (loss) on investment securities	71	895	(3)	74	150	554	674
Net gain (loss) on other assets	148	63	153	(5)	(69)	(55)	(1)
Net gain (loss) on tax credit investments	191	(80)	276	(85)	(155)	(40)	(40)
Other	2,025	2,132	1,030	995	1,099	1,019	934
Total noninterest income	23,149	19,623	10,190	12,959	11,336	12,217	9,713
Noninterest expense:
Salaries and employee benefits	28,984	30,088	14,519	14,465	14,163	15,085	15,074
Occupancy and equipment	6,668	7,144	3,286	3,382	3,248	3,263	3,388
Professional services	3,498	3,732	1,603	1,895	1,352	1,242	1,580
Computer and data processing	6,581	5,372	3,460	3,121	3,023	3,250	2,699
Supplies and postage	914	1,070	430	484	442	463	517
FDIC assessments	1,245	911	480	765	737	594	539
Advertising and promotions	760	1,100	436	324	554	955	545
Amortization of intangibles	537	581	266	271	273	280	287
Restructuring charges	-	-	-	-	130	1,362	-
Other	4,497	4,247	2,464	2,033	2,612	1,981	1,946
Total noninterest expense	53,684	54,245	26,944	26,740	26,534	28,475	26,575
Income before income taxes	51,657	15,022	25,600	26,057	15,488	15,213	13,573
Income tax expense	10,747	2,763	5,400	5,347	1,688	2,940	2,441
Net income	40,910	12,259	20,200	20,710	13,800	12,273	11,132
Preferred stock dividends	731	731	366	365	365	365	366
Net income available to common
shareholders	$40,179	$11,528	$19,834	$20,345	$13,435	$11,908	$10,766
FINANCIAL RATIOS:
Earnings per share – basic	$2.53	$0.72	$1.25	$1.28	$0.84	$0.74	$0.67
Earnings per share – diluted	$2.52	$0.72	$1.25	$1.27	$0.84	$0.74	$0.67
Cash dividends declared on common stock	$0.54	$0.52	$0.27	$0.27	$0.26	$0.26	$0.26
Common dividend payout ratio	21.34%	72.22%	21.60%	21.09%	30.95%	35.14%	38.81%
Dividend yield (annualized)	3.63%	5.62%	3.61%	3.62%	4.60%	6.72%	5.60%
Return on average assets	1.59%	0.55%	1.52%	1.66%	1.10%	1.02%	0.97%
Return on average equity	17.46%	5.56%	17.01%	17.92%	11.86%	10.72%	10.05%
Return on average common equity	17.80%	5.44%	17.34%	18.28%	12.00%	10.82%	10.11%
Return on average tangible common
equity (1)	21.28%	6.60%	20.69%	21.88%	14.38%	13.02%	12.25%
Efficiency ratio (2)	54.22%	62.70%	56.02%	52.51%	55.79%	60.12%	61.16%
Effective tax rate	20.8%	18.4%	21.1%	20.5%	10.9%	19.3%	18.0%

(1)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.
(2)

The efficiency ratio is calculated by dividing noninterest expense by net revenue, i.e., the sum of net interest income (fully taxable equivalent) and noninterest income before net gains on investment securities. This is a banking industry measure not required by GAAP.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)

(Amounts in thousands)

	Six Months Ended		2021		2020
	June 30,		Second	First	Fourth	Third	Second
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
SELECTED AVERAGE BALANCES:
Federal funds sold and interest- earning deposits	$186,526	$75,761	$249,312	$123,042	$176,950	$121,929	$92,214
Investment securities (1)	986,126	773,265	1,056,898	914,569	862,956	769,673	766,636
Loans:
Commercial business	795,119	664,237	791,412	798,866	803,536	808,582	757,588
Commercial mortgage	1,293,262	1,117,247	1,302,136	1,284,290	1,243,035	1,180,747	1,133,832
Residential real estate loans	599,376	580,029	595,925	602,866	599,773	590,483	581,651
Residential real estate lines	85,290	101,111	82,926	87,681	91,856	95,288	99,543
Consumer indirect	860,978	836,915	878,884	842,873	840,210	830,647	827,030
Other consumer	15,760	15,310	15,356	16,167	16,948	16,445	15,155
Total loans	3,649,785	3,314,849	3,666,639	3,632,743	3,595,358	3,522,192	3,414,799
Total interest-earning assets	4,822,437	4,163,875	4,972,849	4,670,354	4,635,264	4,413,794	4,273,649
Goodwill and other intangible assets, net	74,313	74,651	74,412	74,214	73,942	74,220	74,504
Total assets	5,193,779	4,500,243	5,340,745	5,045,180	4,992,886	4,775,333	4,624,360
Interest-bearing liabilities:
Interest-bearing demand	817,058	689,917	842,832	790,996	774,688	704,550	712,300
Savings and money market	1,790,983	1,236,630	1,856,659	1,724,577	1,722,938	1,574,068	1,329,632
Time deposits	900,103	1,050,784	935,885	863,924	871,103	867,479	984,832
Short-term borrowings	585	140,049	-	1,178	9,188	57,856	110,272
Long-term borrowings, net	73,673	39,288	73,709	73,636	71,481	39,314	39,297
Total interest-bearing liabilities	3,582,402	3,156,668	3,709,085	3,454,311	3,449,398	3,243,267	3,176,333
Noninterest-bearing demand deposits	1,068,240	817,106	1,091,490	1,044,733	997,607	987,908	912,238
Total deposits	4,576,384	3,794,437	4,726,866	4,424,230	4,366,336	4,134,005	3,939,002
Total liabilities	4,721,347	4,056,915	4,864,559	4,576,545	4,530,043	4,320,057	4,178,921
Shareholders’ equity	472,432	443,328	476,186	468,635	462,843	455,276	445,439
Common equity	455,111	426,000	458,868	451,311	445,515	437,948	428,111
Tangible common equity (2)	$380,798	$351,349	$384,456	$377,097	$371,573	$363,728	$353,607
Common shares outstanding:
Basic	15,857	16,012	15,825	15,889	16,032	16,031	16,018
Diluted	15,943	16,058	15,913	15,972	16,078	16,058	16,047
SELECTED AVERAGE YIELDS: (Tax equivalent basis)
Investment securities	1.83%	2.48%	1.77%	1.91%	2.06%	2.23%	2.49%
Loans	4.05%	4.37%	3.98%	4.13%	3.97%	4.02%	4.14%
Total interest-earning assets	3.45%	3.95%	3.31%	3.59%	3.46%	3.60%	3.76%
Interest-bearing demand	0.14%	0.17%	0.14%	0.13%	0.13%	0.14%	0.14%
Savings and money market	0.20%	0.43%	0.19%	0.21%	0.25%	0.28%	0.31%
Time deposits	0.47%	1.62%	0.43%	0.51%	0.66%	0.92%	1.39%
Short-term borrowings	41.07%	1.69%	0.00%	41.07%	8.49%	1.60%	1.03%
Long-term borrowings, net	5.75%	6.29%	5.73%	5.77%	5.76%	6.31%	6.29%
Total interest-bearing liabilities	0.37%	0.90%	0.35%	0.40%	0.46%	0.52%	0.71%
Net interest rate spread	3.08%	3.05%	2.96%	3.19%	3.00%	3.08%	3.05%
Net interest margin	3.17%	3.27%	3.06%	3.29%	3.13%	3.22%	3.23%

(1)	Includes investment securities at adjusted amortized cost.
(2)	See Appendix A – Reconciliation to Non-GAAP Financial Measures for the computation of this Non-GAAP measure.

FINANCIAL INSTITUTIONS, INC.
Selected Financial Information (Unaudited)
(Amounts in thousands)

	Six Months Ended		2021		2020
	June 30,		Second	First	Fourth	Third	Second
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
ASSET QUALITY DATA:
Allowance for Credit Losses - Loans
Beginning balance, prior to
adoption of CECL	$52,420	$30,482	$49,828	$52,420	$49,395	$46,316	$43,356
Impact of adopting CECL	-	9,594	-	-	-	-	-
Beginning balance, after
adoption of CECL	52,420	40,076	49,828	52,420	49,395	46,316	43,356
Net loan charge-offs (recoveries):
Commercial business	(439)	6,725	(287)	(152)	747	(88)	(1,458)
Commercial mortgage	196	1,072	(7)	203	80	603	1,072
Residential real estate loans	3	82	(3)	6	(3)	(7)	(6)
Residential real estate lines	70	(3)	-	70	-	-	-
Consumer indirect	317	2,931	(426)	743	1,462	(115)	1,175
Other consumer	346	122	329	17	112	95	3
Total net charge-offs
(recoveries)	493	10,929	(394)	887	2,398	488	786
Provision (benefit) for credit losses - loans	(5,562)	17,169	(3,857)	(1,705)	5,423	3,567	3,746
Ending balance	$46,365	$46,316	$46,365	$49,828	$52,420	$49,395	$46,316

Net charge-offs (recoveries) to average loans (annualized):
Commercial business	-0.11%	2.04%	-0.15%	-0.08%	0.37%	-0.04%	-0.77%
Commercial mortgage	0.03%	0.19%	0.00%	0.06%	0.03%	0.20%	0.38%
Residential real estate loans	0.00%	0.03%	0.00%	0.00%	0.00%	0.00%	0.00%
Residential real estate lines	0.17%	-0.01%	0.00%	0.32%	0.00%	0.00%	0.00%
Consumer indirect	0.07%	0.70%	-0.19%	0.36%	0.69%	-0.05%	0.57%
Other consumer	4.43%	1.60%	8.58%	0.44%	2.64%	2.31%	0.08%
Total loans	0.03%	0.66%	-0.04%	0.10%	0.27%	0.06%	0.09%

Supplemental information (1)
Non-performing loans:
Commercial business	$1,555	$4,918	$1,555	$1,742	$1,975	$2,628	$4,918
Commercial mortgage	885	4,140	885	3,402	2,906	3,372	4,140
Residential real estate loans	2,615	2,992	2,615	2,519	2,587	3,305	2,992
Residential real estate lines	280	177	280	256	323	207	177
Consumer indirect	1,250	868	1,250	1,482	1,495	1,244	868
Other consumer	50	87	50	287	231	147	87
Total non-performing loans	6,635	13,182	6,635	9,688	9,517	10,903	13,182
Foreclosed assets	646	679	646	2,966	2,966	2,999	679
Total non-performing assets	$7,281	$13,861	$7,281	$12,654	$12,483	$13,902	$13,861

Total non-performing loans to total loans	0.18%	0.38%	0.18%	0.27%	0.26%	0.31%	0.38%
Total non-performing assets to total assets	0.14%	0.30%	0.14%	0.24%	0.25%	0.28%	0.30%
Allowance for credit losses - loans to total loans	1.28%	1.33%	1.28%	1.36%	1.46%	1.38%	1.33%
Allowance for credit losses - loans to non-performing loans	699%	351%	699%	514%	551%	453%	351%

(1)	At period end.

FINANCIAL INSTITUTIONS, INC.
Appendix A — Reconciliation to Non-GAAP Financial Measures (Unaudited)
(In thousands, except per share amounts)

	Six Months Ended		2021		2020
	June 30,		Second	First	Fourth	Third	Second
	2021	2020	Quarter	Quarter	Quarter	Quarter	Quarter
Ending tangible assets:
Total assets			$5,295,102	$5,329,056	$4,912,306	$4,959,201	$4,680,930
Less: Goodwill and other intangible assets, net			74,262	74,528	73,789	74,062	74,342
Tangible assets			$5,220,840	$5,254,528	$4,838,517	$4,885,139	$4,606,588

Ending tangible common equity:
Common shareholders’ equity			$469,834	$448,962	$451,035	$439,033	$430,717
Less: Goodwill and other intangible assets, net			74,262	74,528	73,789	74,062	74,342
Tangible common equity			$395,572	$374,434	$377,246	$364,971	$356,375

Tangible common equity to tangible assets (1)			7.58%	7.13%	7.80%	7.47%	7.74%

Common shares outstanding			15,842	15,829	16,042	16,038	16,038
Tangible common book value per share (2)			$24.97	$23.66	$23.52	$22.76	$22.22

Average tangible assets:
Average assets	$5,193,779	$4,500,243	$5,340,745	$5,045,180	$4,992,886	$4,775,333	$4,624,360
Less: Average goodwill and other intangible assets, net	74,313	74,651	74,412	74,214	73,942	74,220	74,504
Average tangible assets	$5,119,466	$4,425,592	$5,266,333	$4,970,966	$4,918,944	$4,701,113	$4,549,856

Average tangible common equity:
Average common equity	$455,111	$426,000	$458,868	$451,311	$445,515	$437,948	$428,111
Less: Average goodwill and other intangible assets, net	74,313	74,651	74,412	74,214	73,942	74,220	74,504
Average tangible common equity	$380,798	$351,349	$384,456	$377,097	$371,573	$363,728	$353,607

Net income available to common shareholders	$40,179	$11,528	$19,834	$20,345	$13,435	$11,908	$10,766
Return on average tangible common equity (3)	21.28%	6.60%	20.69%	21.88%	14.38%	13.02%	12.25%

Pre-tax pre-provision income:
Net income	$40,910	$12,259	$20,200	$20,710	$13,800	$12,273	$11,132
Add: Income tax expense	10,747	2,763	5,400	5,347	1,688	2,940	2,441
Add: Provision (benefit) for credit losses	(6,603)	17,661	(4,622)	(1,981)	5,495	4,028	3,746
Pre-tax pre-provision income	$45,054	$32,683	$20,978	$24,076	$20,983	$19,241	$17,319

Total loans excluding PPP loans:
Total loans	$3,632,168	$3,485,821	$3,632,168	$3,654,386	$3,595,138	$3,568,539	$3,485,821
Less: Total PPP loans	171,942	261,468	171,942	255,595	247,951	264,138	261,468
Total loans excluding PPP loans	$3,460,226	$3,224,352	$3,460,226	$3,398,791	$3,347,187	$3,304,401	$3,224,352

Allowance for credit losses - loans	$46,365	$46,316	$46,365	$49,828	$52,420	$49,395	$46,316
Allowance for credit losses - loans to total loans excluding PPP loans (4)	1.34%	1.44%	1.34%	1.47%	1.57%	1.49%	1.44%

(1)	Tangible common equity divided by tangible assets.
(2)	Tangible common equity divided by common shares outstanding.
(3)	Net income available to common shareholders (annualized) divided by average tangible common equity.

(4)	Allowance for credit losses – loans divided by total loans excluding PPP loans.